Exhibit 99.1

[NPB letterhead]

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK AND WARRANTS

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS

OF NEW PEOPLES BANKSHARES, INC.

March     , 2012

To Our Clients:

Enclosed for your consideration are a prospectus, dated                     , 2012 (the “Prospectus”), relating to the offering (the “Offering”) of up to 16,666,667 shares (the “Shares”) of the common stock ($2.00 par value per share) (the “Common Stock”), by New Peoples Bankshares, Inc. (the “Company”). In connection with the Offering a “Beneficial Owner Election Form” is enclosed relating to the distribution by the Company (the “Rights Offering”) of nontransferable subscription rights (the “Rights”) to all holders of record of shares of the Common Stock, at 5:00 p.m., Eastern Time, on                     , 2012 (the “Record Date”). The Offering, the Rights and Shares are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of 16,666,667 Shares, as described in the Prospectus. In addition, the purchaser also will receive a warrant to purchase one (1) share of common stock for each five (5) Shares purchased in the Rights Offering.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on                     , 2012 unless extended (as it may be extended, the “Rights Expiration Date”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for every share of Common Stock owned by such beneficial owner at 5:00 p.m., Eastern time, on the Record Date. Each Right will allow the holder to subscribe for 1.665 Shares (the “Basic Subscription Right”) at the cash price of $1.50 per Share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Eastern time, on the Record Date, you would receive 100 Rights and would have the right to purchase 166 Shares. If you purchased all 166 Shares in this Rights Offering, you also would receive warrants for 33 additional shares in the future, all for $1.75 per share.

In the event that you purchase all of the Shares available to you pursuant to your Basic Subscription Right, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase Shares that are not purchased by our shareholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to certain other limitations, availability and the allocation process more fully described in the Prospectus. If over-subscription requests exceed the number of Shares available, we will allocate the available Shares among the shareholders exercising the Over-Subscription Privilege by multiplying the number of Shares requested by each subscriber through the exercise of their Over-Subscription Privilege by a fraction that equals (x) the number of Shares available to be purchased through Over-Subscription Privileges divided by (y) the total number of Shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

You will be required to submit payment in full for all the Shares you wish to buy with both your Basic Subscription Rights and Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Rights Expiration Date, if you wish to maximize the number of Shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Shares available to you, assuming that no shareholders other than you have purchased any shares of Common Stock pursuant to the Basic Subscription Right. The Company will eliminate fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of Shares issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Shares arc available following the exercise of subscription rights under the Basic Subscription Rights and subject to certain other limitations.

•

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over- Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Rights Expiration Date, and your excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

•

To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over- Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form and payment for any Shares you wish to subscribe for.

Your Beneficial Owner Election Form and payment should be forwarded to us as promptly as possible, and well in advance of the Rights Expiration Date, in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. Payments should be made in U.S. Dollars and: (1) by personal check drawn on a U.S. Bank; (2) a bank check drawn on New Peoples Bank, Inc., and in either case payable to Registrar and Transfer Company – New Peoples Escrow; or by wire; For the Benefit of Registrar and Transfer Company as Rights Offering Agent for Various Holders, Account No. 276-053-5977. TD Bank, 6000 Atrium Way, Mount Laurel, NJ 08054, ABA No. 031-201-360. The Rights Offering will expire at 5:00 p.m., Eastern time, at the Rights Expiration Date. Once you have exercised the Basic Subscription Right or the Over-Subscription Privilege, such exercise may not be revoked.

The Offering consists of the Rights Offering and the public offering. The Rights Offering will end on June 15, 2012 unless extended by us (but to not later than August 15, 2012) and in the event that the Company does not receive total subscriptions in the Offering (including subscriptions exercising Basic Subscription Rights and Over-Subscription Privileges and subscriptions received in the public offering) by September 15, 2012 (or such later date to which the Offering may be extended, but not beyond December 31, 2012), the Offering will not close, each subscriber will receive a refund of the subscriber’s subscription payment without interest and no Shares will be issued. In the event sufficient total subscriptions are received in the Rights Offering and public offering by September 15, 2012 (or by such later date to which we extend the Offering) for at least the Minimum Offering Amount, the Shares subscribed for in the Offering, including pursuant to the exercise of the Rights, will be issued in one or more closings as directed by the Company after the Minimum Offering Amount is reached.

Additional copies of the enclosed materials may be obtained by contacting the Registrar and Transfer Company 800-368-5948 or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the Rights Offering should be directed to Registrar and Transfer Company.

Very truly yours,

Recordholder

NEW PEOPLES BANKSHARES, INC.

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of non-transferable rights to purchase Shares (consisting of one share of common stock, par value $2.00 per share, and a warrant to purchase one (1) share of common stock for each five (5) Shares purchased in this offering), of New Peoples Bankshares, Inc. (the “Company”).

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for Shares.

Box 2. ☐ Please EXERCISE RIGHTS for Shares as set forth below:

A. Number of Shares Being Purchased:

B. Total Exercise Price Payment Required:

Payments should be made in U.S. Dollars and: (1) by personal check drawn on a U.S. Bank; (2) a bank check drawn on New Peoples Bank, Inc.; or (3) by wire transfer. Checks should be made payable to Registrar and Transfer Company – New Peoples Escrow. Wire instructions are attached.

Basic Subscription Right

I exercise rights	X	1.665	(no. of Shares)
(no. of your rights)		(ratio)

Therefore, I apply for	X	$ .00 =	$
(no. of Shares)		(subscription price)	(amount enclosed or wired)

Over-Subscription Privilege

If you fully exercise your Basic Subscription Right, and wish to subscribe for additional Shares up to the total number of unsubscribed Shares, you may exercise your Over-Subscription Privilege. The Over-Subscription Privilege is subject to the rights of other eligible shareholders. If sufficient Shares are available, the Company will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of unsubscribed Shares, the Company will allocate the unsubscribed Shares among subscribers exercising their Over-Subscription Privilege by multiplying the number of Shares requested by each subscriber through the exercise of their Over-Subscription Privilege by a fraction that equals (x) the number of Shares available to be purchased through Over-Subscription Privileges divided by (y) the total number of Shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

Accordingly, my maximum Over-Subscription Privilege is:

16,666,667		Shares
(total offered Shares)	(total no. of Shares subscribed for above)	(maximum unsubscribed Shares)

Therefore, I apply for:

X $1.50
(no. of your over-subscription Shares subscribed for)	(subscription price)	(additional amount enclosed or wired)

Total Payment Required =	$

Box 3. ☐  Payment in the following amount is enclosed or wired.

$

(The total of the above Box 3 must equal the Total Payment Required.)

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of Shares indicated above upon the terms and conditions specified in the prospectus; and

•	agree that if I (we) fail to pay for the Shares I (we) have elected to purchase, the exercise will be invalid.

Name of beneficial owner(s):

Signature of Beneficial Owner(s):

If you arc signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number:

Wiring Instructions:

For Benefit of: Registrar and Transfer Company

As Subscription Agent for Various Holders

Account Number:	276-053-5977

Bank:	TD Bank
6000 Atrium Way
Mt. Laurel, NJ 08054

ABA Number:	031-201-360